Exhibit 99.1

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS BOARD OF DIRECTORS AUTHORIZES AN

ADDITIONAL $100 MILLION SHARE REPURCHASE PROGRAM

ANGLETON, TX, December 8, 2014 – Benchmark Electronics, Inc. (NYSE: BHE), a leading integrated contract manufacturing provider, announced today that its Board of Directors approved the repurchase of up to $100 million of the Company’s outstanding shares of common stock. This repurchase program is in addition to the current 2012 repurchase program, which also authorized the Company to purchase up to $100 million of its outstanding common shares. Share repurchases under both programs may be made in the open market, in privately negotiated transactions or block transactions, at the discretion of the Company’s management, and subject to market conditions.

During 2014, the Company has repurchased 1.7 million shares, totaling $40.1 million, and has $6.8 million remaining under the 2012 repurchase program. The timing and amount of specific repurchases are subject to the requirements of the Securities and Exchange Commission, market conditions, alternative uses of capital and other factors. The Company may enter into Rule 10b5-1 plans to facilitate repurchases under the program. A Rule 10b5-1 plan would generally permit the Company to repurchase the shares at times when it might otherwise be prevented from doing so under the securities laws. Purchases will be funded from available cash and may be commenced, suspended or discontinued at any time without prior notice. Shares repurchased under the program will be retired.

About Benchmark Electronics, Inc.

Benchmark Electronics, Inc. provides integrated manufacturing, design and engineering services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment (including equipment for the aerospace and defense industry), testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include facilities in seven countries, and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

979-849-6550 (ext. 1361) or lisa.weeks@bench.com

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